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Exchange Traded Notes                                 Filed pursuant to Rule 433
                                               Registration Statement 333-137902
                                                              Dated Nov 12, 2008

Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

PowerShares DB Gold Exchange Traded Notes

     o    The PowerShares DB Gold ETNs provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold. All of the PowerShares DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -
          Optimum Yield GoldTM

          The PowerShares DB Gold ETNs are unsecured obligations of Deutsche
          Bank AG, London Branch.

          The PowerShares DB Gold ETNs are - -
          PowerShares DB Gold Double Short ETN (Symbol: DZZ)
          PowerShares DB Gold Double Long ETN  (Symbol: DGP)
          PowerShares DB Gold Short ETN        (Symbol: DGZ)

          Fact Sheet
          Prospectus

PowerShares DB Agriculture Exchange Traded Notes

     o    The PowerShares DB Agriculture ETNs provide investors with a cost-effective and convenient way to take a long, short, or leveraged view on the performance of the agriculture sector. All of the
          PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Optimum Yield
          AgricultureTM.

          The PowerShares DB Agriculture ETNs are unsecured obligations of
          Deutsche Bank AG, London

Contact Information

Any questions please call
1-877-369-4617

Press Releases and News

April 29, 2008 - DB Plans To Offer Leveraged, Inverse Commodities ETNs [more]

April 15, 2008 - Deutsche Bank to issue leveraged, short agriculture ETNs
[more]

     Branch.

     The PowerShares DB Agriculture ETNs are - -
     PowerShares DB Agriculture Double Short ETN (Symbol: AGA)
     PowerShares DB Agriculture Double Long ETN  (Symbol: DAG)
     PowerShares DB Agriculture Short ETN        (Symbol: ADZ)
     PowerShares DB Agriculture Long ETN         (Symbol: AGF)

     Fact Sheet
     Prospectus

PowerShares DB Commodity Exchange Traded Notes

     o    The PowerShares DB Commodity ETNs provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index. All of the
          PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index(TM). The Long and Double Long
          PowerShares DB Commodity ETNs are based on the Optimum Yield(TM) version of the Index. The Short and Double Short PowerShares DB Commodity
          ETNs are based on the standard version of the Index.

          The PowerShares DB Commodity ETNs are unsecured obligations of
          Deutsche Bank AG, London Branch.

          The PowerShares DB Commodity ETNs are - -
          PowerShares DB Commodity Double Short ETN (Symbol: DEE)
          PowerShares DB Commodity Double Long ETN  (Symbol: DYY)
          PowerShares DB Commodity Short ETN        (Symbol: DDP)
          PowerShares DB Commodity Long ETN         (Symbol: DPU)

          Fact Sheet
          Prospectus

     PowerShares DB Base Metals Exchange Traded Notes

     o    All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Optimum
          Yield Industrial Metals(TM), which is composed of aluminum, copper and zinc futures contracts.

          The PowerShares DB Base Metals ETNs are unsecured obligations of
          Deutsche Bank AG, London Branch.

          The PowerShares DB Base Metals ETNs are - -
          PowerShares DB Base Metals Double Short ETN (Symbol: BOM)
          PowerShares DB Base Metals Double Long ETN  (Symbol: BDD)

          PowerShares DB Base Metals Short ETN        (Symbol: BOS)
          PowerShares DB Base Metals Long ETN         (Symbol: BDG)

Fact Sheet
Prospectus

PowerShares DB Crude Oil Exchange Traded Notes

- All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index – Optimum Yield Oil™, which is composed of certain crude oil futures contracts. The Long and Double Long PowerShares DB Crude Oil ETNs are based on the Optimum Yield™ version of the Index, and the Short and Double Short PowerShares DB Crude Oil ETNs are based on the Standard version of the index.

The PowerShares DB Crude Oil ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The PowerShares DB Crude Oil ETNs are - -	
PowerShares DB Crude Oil Double Long ETN	(Symbol: DXO)
PowerShares DB Crude Oil Long ETN	(Symbol: OLO)
PowerShares DB Crude Oil Short ETN	(Symbol: SZO)
PowerShares DB Crude Oil Double Short ETN	(Symbol: DTO)

Fact Sheet
Prospectus

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

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